SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULE 13d-1(b) (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                               (Amendment No. __)*

                        Franklin Street Properties Corp.
          ------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
          ------------------------------------------------------------
                         (Title of Class of Securities)

                                    35471F102
          ------------------------------------------------------------
                                 (CUSIP Number)

                                  June 1, 2003
          ------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

  |_|   Rule 13d-1(b)
  |X|   Rule 13d-1(c)
  |_|   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------------                            -----------------------
CUSIP No.    35471F102              SCHEDULE 13G             Page 1 of 4 pages
-----------------------------                            -----------------------

--------------------------------------------------------------------------------
  1.    Names of Reporting Persons
        I.R.S. Identification No. of above persons (entities only)

        Silverstein Investments Limited Partnership, III
--------------------------------------------------------------------------------
  2.    Check the Appropriate Box if a Member of a Group*
                                                                         (a) |_|

                                                                         (b) |_|
--------------------------------------------------------------------------------
  3.   SEC Use Only


--------------------------------------------------------------------------------
  4.   CITIZENSHIP OR PLACE OF ORGANIZATION

       Florida
--------------------------------------------------------------------------------
                    5.   Sole Voting Power

                         4,138,375.86
                   -------------------------------------------------------------
                    6.   Shared Voting Power

                         0
                   -------------------------------------------------------------
                    7.   Sole Dispositive Power

                         0
                   -------------------------------------------------------------
                    8.   Shared Dispositive Power

                         4,138,375.86
--------------------------------------------------------------------------------
  9.   Aggregate Amount Beneficially Owned by Each Reporting Person

       4,138,375.86
--------------------------------------------------------------------------------
 10.   Check box if the AGGREGATE AMOUNT IN ROW (9)
       EXCLUDES CERTAIN SHARES*                                              |_|

--------------------------------------------------------------------------------
 11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       8.34%
--------------------------------------------------------------------------------
 12.   TYPE OF REPORTING PERSON*

       PN
--------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------                            -----------------------
CUSIP No.    35471F102              SCHEDULE 13G              Page 2 of 4 pages
-----------------------------                            -----------------------

--------------------------------------------------------------------------------
ITEM 1(a).   NAME OF ISSUER:

             Franklin Street Properties Corp.
--------------------------------------------------------------------------------
ITEM 1(b).   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

             401 Edgewater Place, Suite 200, Wakefield, MA  01880
--------------------------------------------------------------------------------
ITEM 2(a).   NAME OF PERSON FILING:

             Silverstein Investments Limited Partnership, III
--------------------------------------------------------------------------------
ITEM 2(b).   ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:

             5111 Ocean Boulevard, Suite C, Sarasota, FL  34242
--------------------------------------------------------------------------------
ITEM 2(c).   CITIZENSHIP:

             Florida
--------------------------------------------------------------------------------
ITEM 2(d).   TITLE OF CLASS OF SECURITIES:

             Common Stock
--------------------------------------------------------------------------------
ITEM 2(e).   CUSIP NUMBER:

             35471F102
--------------------------------------------------------------------------------
ITEM 3.      IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), or
             13d-2(b) or (c), CHECK WHETHER THE PERSON FILING IS A:

             (a) |_| Broker or Dealer registered under Section 15 of the Exchange Act.

             (b) |_|  Bank as defined in Section 3(a)(6) of the Exchange Act.

             (c) |_| Insurance Company as defined in Section 3(a)(19) of the Exchange Act.

             (d) |_| Investment company registered under Section 8 of the Investment Company Act of 1940.

             (e) |_| An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

             (f) |_| An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

             (g) |_| A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

             (h) |_| A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

             (i) |_| A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940;

             (j) |_|  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

--------------------------------------------------------------------------------

-----------------------------                            -----------------------
CUSIP No.    35471F102              SCHEDULE 13G              Page 3 of 4 pages
-----------------------------                            -----------------------

--------------------------------------------------------------------------------
ITEM 4.      OWNERSHIP*

            Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

             (a) Amount beneficially owned:                         4,138,375.86
                                                                  --------------

             (b) Percent of Class:                                         8.34%
                                                                  --------------

             (c) Number of shares as to which such person has:

                 (i)   Sole power to vote or to direct the vote     4,138,375.86
                                                                  --------------

                 (ii)  Shared power to vote or to direct the vote              0
                                                                  --------------

                 (iii) Sole power to dispose or direct the
                       disposition of                                          0
                                                                  --------------
                 (iv)  Shared power to dispose or direct the
                       disposition of                               4,138,375.86
                                                                  --------------

      * The holdings reported by Silverstein Investments Limited Partnership, III (the "Partnership") herein are stated as of June 1, 2003. The Partnership's percentage ownership is based on approximately 49,630,338 shares of the Company's common stock outstanding as of June 1, 2003.

--------------------------------------------------------------------------------
ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |_|.

--------------------------------------------------------------------------------
ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
           PERSON.

           Not Applicable.
--------------------------------------------------------------------------------
ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

           Not Applicable.
--------------------------------------------------------------------------------
ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

           Not Applicable.
--------------------------------------------------------------------------------
ITEM 9.    NOTICE OF DISSOLUTION OF GROUP.

           Not Applicable.
--------------------------------------------------------------------------------
ITEM 10.   CERTIFICATIONS.

           Not Applicable.

-----------------------------                            -----------------------
CUSIP No.    35471F102              SCHEDULE 13G             Page 4 of 4 pages
-----------------------------                            -----------------------

--------------------------------------------------------------------------------
  1.    Names of Reporting Persons
        I.R.S. Identification No. of above persons (entities only)

        Barry Silverstein
--------------------------------------------------------------------------------
  2.    Check the Appropriate Box if a Member of a Group*
                                                                         (a) |_|

                                                                         (b) |_|
--------------------------------------------------------------------------------
  3.   SEC Use Only


--------------------------------------------------------------------------------
  4.   CITIZENSHIP OR PLACE OF ORGANIZATION

       Florida
--------------------------------------------------------------------------------
                    5.   Sole Voting Power

                         1,141,463.75
                   -------------------------------------------------------------
                    6.   Shared Voting Power

                         0
                   -------------------------------------------------------------
                    7.   Sole Dispositive Power

                         1,141,463.75
                   -------------------------------------------------------------
                    8.   Shared Dispositive Power

                         4,138,375.86
--------------------------------------------------------------------------------
  9.   Aggregate Amount Beneficially Owned by Each Reporting Person

       5,279,839.61
--------------------------------------------------------------------------------
 10.   Check box if the AGGREGATE AMOUNT IN ROW (9)
       EXCLUDES CERTAIN SHARES*                                           |X|

--------------------------------------------------------------------------------
 11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       10.64%
--------------------------------------------------------------------------------
 12.   TYPE OF REPORTING PERSON*

       IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------                            -----------------------
CUSIP No.    35471F102              SCHEDULE 13G              Page 5 of 4 pages
-----------------------------                            -----------------------

--------------------------------------------------------------------------------
ITEM 1(a).   NAME OF ISSUER:

             Franklin Street Properties Corp.
--------------------------------------------------------------------------------
ITEM 1(b).   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

             401 Edgewater Place, Suite 200, Wakefield, MA  01880
--------------------------------------------------------------------------------
ITEM 2(a).   NAME OF PERSON FILING:

             Barry Silverstein
--------------------------------------------------------------------------------
ITEM 2(b).   ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:

             5111 Ocean Boulevard, Suite C, Sarasota, FL  34242
--------------------------------------------------------------------------------
ITEM 2(c).   CITIZENSHIP:

             Florida
--------------------------------------------------------------------------------
ITEM 2(d).   TITLE OF CLASS OF SECURITIES:

             Common Stock
--------------------------------------------------------------------------------
ITEM 2(e).   CUSIP NUMBER:

             35471F102
--------------------------------------------------------------------------------
ITEM 3.      IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), or
             13d-2(b) or (c), CHECK WHETHER THE PERSON FILING IS A:

             (a) |_| Broker or Dealer registered under Section 15 of the Exchange Act.

             (b) |_|  Bank as defined in Section 3(a)(6) of the Exchange Act.

             (c) |_| Insurance Company as defined in Section 3(a)(19) of the Exchange Act.

             (d) |_| Investment company registered under Section 8 of the Investment Company Act of 1940.

             (e) |_| An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

             (f) |_| An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

             (g) |_| A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

             (h) |_| A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

             (i) |_| A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940;

             (j) |_|  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

--------------------------------------------------------------------------------

-----------------------------                            -----------------------
CUSIP No.    35471F102              SCHEDULE 13G              Page 6 of 4 pages
-----------------------------                            -----------------------

--------------------------------------------------------------------------------
ITEM 4.      OWNERSHIP*

            Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

             (a) Amount beneficially owned:                         5,279,839.61
                                                                  --------------

             (b) Percent of Class:                                        10.64%
                                                                  --------------

             (c) Number of shares as to which such person has:

                 (i)   Sole power to vote or to direct the vote     1,141,463.75
                                                                  --------------

                 (ii)  Shared power to vote or to direct the vote              0
                                                                  --------------

                 (iii) Sole power to dispose or direct the
                       disposition of                               1,141,463.75
                                                                  --------------
                 (iv)  Shared power to dispose or direct the
                       disposition of                               4,138,375.86
                                                                  --------------

      * The holdings reported by Mr. Silverstein herein are stated as of June 1, 2003. Mr. Silverstein's percentage ownership is based on approximately 49,630,338 shares of the Company's common stock outstanding as of June 1, 2003.
--------------------------------------------------------------------------------
ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |_|.

--------------------------------------------------------------------------------
ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
           PERSON.

           Not Applicable.
--------------------------------------------------------------------------------
ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

           Not Applicable.
--------------------------------------------------------------------------------
ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

           Not Applicable.
--------------------------------------------------------------------------------
ITEM 9.    NOTICE OF DISSOLUTION OF GROUP.

           Not Applicable.
--------------------------------------------------------------------------------
ITEM 10.   CERTIFICATIONS.

           Not Applicable.

Exhibit 1 Joint Filing Agreement, dated June 10, 2003, by and between Silverstein Limited Partnership, III and Barry Silverstein

--------------------------------------------------------------------------------
CUSIP No.    35471F102              SCHEDULE 13G              Page 7 of 4 pages
--------------------------------------------------------------------------------

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                              June 10, 2003
                                -------------------------------------------
                                                  (Date)

                                          /s/ Barry Silverstein
                                -------------------------------------------
                                               (Signature)
                                            Barry Silverstein
                                -------------------------------------------
                                               (Name/Title)


                                Silverstein Investments Limited Partnership, III

                                S.B. Investment Management, Inc.
                                Its:  General Partner


                                By:   /s/ Steven Blechner
                                      Steven Blechner
                                      Its  President

Exhibit Index

Exhibit 1 Joint Filing Agreement, dated June 10, 2003, by and between Silverstein Limited Partnership, III and Barry Silverstein

EXHIBIT 1

                             JOINT FILING AGREEMENT

      In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a Statement on Schedule 13G (including any and all amendments thereto) with respect to the Common Stock, par value $0.0001 per share, of Franklin Street Properties Corp., and further agree that this Joint Filing Agreement shall be included as an Exhibit to such joint filings.

      The undersigned further agree that each party hereto is responsible for the timely filing of such Statement on Schedule 13G and any amendments thereto, and for the accuracy and completeness of the information concerning such party contained therein; provided, however, that no party is responsible for the accuracy or completeness of the information concerning any other party, unless such party knows or has reason to believe that such information is inaccurate.

      This Joint Filing Agreement may be signed in counterparts with the same effect as if the signature on each counterpart were upon the same instrument.

      IN WITNESS WHEREOF, the undersigned have executed this Agreement as of June 10, 2003.

                                Silverstein Investments Limited Partnership, III

                                     S.B. Investment Management, Inc.
                                     Its:  General Partner


                                     By:  /s/ Steven Blechner
                                          Steven Blechner
                                          Its  President

                                          /s/ Barry Silverstein
                                          Barry Silverstein